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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                   ----------

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                            Schmitt Industries, Inc.
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)

                                    806870200
                       ----------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

CUSIP NO. 806870200
--------------------------------------------------------------------------------

1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Wells Fargo & Company
                Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                             (b)  [ ]
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3)      SEC USE ONLY

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4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
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                        (5)     SOLE VOTING POWER
     NUMBER OF                     0
      SHARES            --------------------------------------------------------
   BENEFICIALLY         (6)     SHARED VOTING POWER
     OWNED BY                      0
       EACH             --------------------------------------------------------
     REPORTING          (7)     SOLE DISPOSITIVE POWER
      PERSON                       0
       WITH             --------------------------------------------------------
                        (8)     SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
--------------------------------------------------------------------------------
10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Less than 5%
--------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON
           HC
--------------------------------------------------------------------------------

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                                       13G

CUSIP NO. 806870200
--------------------------------------------------------------------------------

1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Wells Fargo Bank, National Association
                Tax Identification No. 94-1347393
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                United States of America
--------------------------------------------------------------------------------
                        (5)     SOLE VOTING POWER
     NUMBER OF                     0
      SHARES            --------------------------------------------------------
   BENEFICIALLY         (6)     SHARED VOTING POWER
     OWNED BY                      0
       EACH             --------------------------------------------------------
     REPORTING          (7)     SOLE DISPOSITIVE POWER
      PERSON                       0
       WITH             --------------------------------------------------------
                        (8)     SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
--------------------------------------------------------------------------------
10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Less than 5%
--------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON
           BK
--------------------------------------------------------------------------------

                                        3

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)       Name of Issuer:

                Schmitt Industries, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                2765 NW Nicolai Street
                Portland, OR  97210

Item 2(a)       Name of Person Filing:

                1.      Wells Fargo & Company
                2.      Wells Fargo Bank, National Association

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                1.      Wells Fargo & Company
                        420 Montgomery Street
                        San Francisco, CA 94104

                2.      Wells Fargo Bank, National Association
                        101 North Phillips Street
                        Sioux Falls, SD 57104

Item 2(c)       Citizenship:

                1.      Wells Fargo & Company:  Delaware
                2.      Wells Fargo Bank, National Association:  United States

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                806870200

Item 3          The person filing is a:

                1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)
                2. Wells Fargo Bank, National Association: Bank as defined in Section 3(a)(6) of the Act

                                        4

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Item 4          Ownership:

                See 5-11 of each cover page. Information as of June 23, 2004.

Item 5          Ownership of Five Percent or Less of a Class:

                If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                See Attachment A

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  July 1, 2004

WELLS FARGO & COMPANY


By:  /s/ Laurel A. Holschuh
     ---------------------------------------------
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                        5

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                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

        Wells Fargo Bank, National Association (1)

----------
(1)     Classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B).

                                        6